Exhibit 99.1

Chaparral Energy Announces Year-end 2018 Reserves and Provides Operational Update
Replaces More Than 500% of 2018 STACK Production and Grows STACK Reserves Nearly 50% Over Prior Year-end
Oklahoma City, January 8, 2019 - Chaparral Energy, Inc. (NYSE: CHAP) today announced 2018 year-end SEC reserves and preliminary operational results, as well as additions to its hedge portfolio.

Highlights

•	Increased year-end 2018 proved reserves to 94.8 million barrels of oil equivalent (MMBoe), up 35% compared to year-end 2017 proved reserves adjusted for 2018 divestitures

•	Increased STACK proved reserves to 73.7 MMBoe, an increase of approximately 49% compared to year-end 2017 proved reserves

•	Replaced 519% of estimated 2018 STACK production

•	Produced an estimated 21.7 thousand barrels of oil equivalent per day (MBoe/d) for the fourth quarter of 2018

•	Grew STACK production to an estimated 16.6 MBoe/d during the fourth quarter of 2018, up 60% compared to the fourth quarter of 2017

•	Drilled and completed the five-well, Kingfisher County King Koopa partial section spacing test in the fourth quarter of 2018 and encouraged by early results

•	Further strengthened the company’s hedging profile to protect cash flow

“We are very pleased with the significant growth in our year-end reserves and our continued strong operational results,” said Chief Executive Officer Earl Reynolds. “Our premier STACK assets continue to build economic proved reserves and provide significant long-term drilling opportunities. Although the recent drop in commodity prices has created uncertainty in the market, we remain focused on delivering exceptional operational results and profitable production growth while minimizing costs. We are currently working with our board to finalize our 2019 business plan as we look at various capital program alternatives, which adhere to our strategic objectives of profitably growing production and delivering strong returns through intense focus on execution and costs, while maintaining more than sufficient liquidity. We are confident in our ability to operate in a lower commodity price environment while still creating value for our shareholders.”
Operational Update
Chaparral added a fourth rig during the fourth quarter of 2018 to advance its Kingfisher County King Koopa and Canadian County Merge Foraker spacing tests, as well as progress through the remaining joint venture wells with Bayou City Energy. The five King Koopa wells and the original parent were placed on production throughout December and initial production and pressure indications are encouraging, with limited communication between child wells or the original parent, suggesting Chaparral’s spacing and frac design are working effectively. Initial results for the King Koopa test will be available when there have been a sufficient number of days of production to report. The company is currently drilling the 11-well Foraker full section spacing test in Canadian County and plans to have well results available in the first half of 2019.
Total company production for the full year 2018 was an estimated 20.5 MBoe/d, of which 36% was oil and 25% was natural gas liquids (NGLs). STACK production for the full year 2018 was an estimated 14.5 MBoe/d, an annualized growth rate of 52% compared to 2017, of which 35% was oil and 26% was NGLs. Total company production for the fourth quarter of 2018 was an estimated 21.7 MBoe/d. Fourth quarter 2018 STACK production was an estimated 16.6 MBoe/d, which represents a 60% increase when compared to the fourth quarter of 2017 and a 6% increase compared to the third quarter of 2018.
2018 Year-End Proved Reserves
Chaparral’s preliminary determination of year-end 2018 proved reserves increased 35% from year-end 2017 to 94.8 MMBoe after adjusting for 2018 divestitures, with 34% oil and 27% NGLs. Approximately 57% of the proved reserves were classified as proved developed. The company’s reserve estimates were prepared by third-party reserve consultant Cawley, Gillespie and Associates.
Proved reserves for Chaparral’s STACK assets increased by 49% on a year-over-year basis, from 49.4 MMBoe to 73.7 MMBoe. In the STACK, Chaparral replaced 519% of estimated 2018 STACK production.
Hedging Update
Chaparral has significantly added to its hedge position with incremental hedge capacity associated with its fall borrowing base redetermination since the end of the third quarter of 2018. Most notably, the company has added 760,000 barrels of oil hedges in 2019 at an average price of $56.81 and an additional 340,000 barrels of oil hedges in 2020 at an average price of $53.88. The company has also added natural gas hedges of approximately 2.1 billion BTUs at an average price of more than $3.02 in 2019.
Below is a summary of all derivative contracts for 2019 and 2020 as of January 8, 2019.

Hedge Positions	2019	2020
Crude Oil Swaps
Hedge Volume (BBL)	2,322,200	1,887,000
Average Price ($/BBL)	$56.20	$50.33
Crude Oil Roll
Hedge Volume (BBL)	530,000	410,000
Average Ceiling Price ($/BBL)	$0.52	$0.38
Natural Gas Swaps
Hedge Volume (MMBTU)	9,461,500	3,600,000
Average Price ($/MMBTU)	$2.85	$2.77
Natural Gas Collars
Hedge Volume (MMBTU)	240,000
Average Ceiling Price ($/MMBTU)	$5.07
Average Floor Price ($/MMBTU)	$4.00
Natural Gas Basis Swaps (PEPL)
Hedge Volume (MMBTU)	5,701,300
Average Price ($/MMBTU)	$(0.67)
NGL Swaps
Propane Hedge Volume (Gallons)	11,466,000	4,284,000
Propane Average Price ($/Gallon)	$0.74	$0.74
Natural Gasoline Hedge Volume (Gallons)	4,956,000	1,890,000
Natural Gasoline Average Price ($/Gallon)	$1.39	$1.39

About Chaparral
Chaparral Energy (NYSE: CHAP) is an independent oil and natural gas exploration and production company headquartered in Oklahoma City. Founded in 1988, Chaparral is a pure-play operator focused in Oklahoma’s highly economic STACK Play, where it has approximately 127,000 net acres primarily in Kingfisher, Canadian and Garfield counties. The company has approximately 265,000 net surface acres in the Mid-Continent region. For more information, visit chaparralenergy.com.

Investor Contact	Media Contact
Joe Evans	Brandi Wessel
Chief Financial Officer	Communications Manager
405-426-4590	405-426-6657
joe.evans@chaparralenergy.com	brandi.wessel@chaparralenergy.com